UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
January 27, 2017
F5 Networks, Inc.
(Exact name of registrant as specified in its charter)

Washington	000-26041	91-1714307

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

401 Elliott Avenue West
Seattle, WA	98119
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (206) 272-5555
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On January 30, 2017, F5 Networks, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) on January 27, 2017 had appointed Francois Locoh-Donou as its next President and Chief Executive Officer (“CEO”) and as a director of the Company. Mr. Locoh-Donou will assume his new roles effective April 3, 2017, at which time current CEO John McAdam will retire as an employee of the Company. Mr. McAdam is continuing to serve as a member of the Company’s Board, with Alan H. Higginson remaining as Chairman of the Board.
Francois Locoh-Donou, age 45, currently serves as the Senior Vice President and Chief Operating Officer of Ciena Corporation (a global network strategy and technology company publicly traded on the NYSE) and has done so since November 2015. Prior to that, Mr. Locoh-Donou served as Ciena’s Senior Vice President, Global Products Group from August 2011 to October 2015. Previously, he served as Ciena’s Vice President and General Manager, Europe, Middle East and Africa from June 2005 to August 2011, having resumed his career at Ciena in 2002 following obtaining his M.B.A. from the Stanford Graduate School of Business.
As the Company’s acting CEO, Mr. Locoh-Donou will bring to the Board intimate knowledge of the Company’s strategic development, product management, and global operations. In addition, through his executive and management experience at Ciena, Mr. Locoh-Donou has a broad understanding of the operational issues that face public companies such as the Company, and as the Company’s new CEO, he will be a critical bridge between everyday Company, industry, and investor matters and the Board.
There are no arrangements or understandings between Mr. Locoh-Donou and any other persons pursuant to which he was selected as CEO or a director. There are no family relationships among any of the Company’s directors, executive officers and Mr. Locoh-Donou. He has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Mr. Locoh-Donou’s annual base salary rate will be $750,000 and his target annual bonus will be 130% of his base salary for the period. In 2017, Mr. Locoh-Donou will be eligible for cash incentive bonus payments with respect to the Company’s third and fourth fiscal quarters. In addition, subject to Compensation Committee approval and final approval of the Board, Mr. Locoh-Donou will be granted restricted stock units of: (1) $5,500,000 in value at the time of grant as compensation relative to his performance of services as CEO, of which half of the target value of this restricted stock unit award will be time-based restricted stock units and half of the target value of this award will be performance-based restricted stock units (with such number of performance-based restricted stock units potentially being higher or lower depending on actual performance), which restricted stock units will vest quarterly over a four-year period; (2) $5,760,000 in value at the time of grant as an inducement award and to make him whole for the approximate value of outstanding awards he has with his current employer, which restricted stock units will vest 1/3rd one year from the date of grant with the remaining restricted stock units vesting in equal quarterly increments over the following two-year period; and (3) $1,000,000 in value at the time of grant as a one-time incentive award for assuming the position of the Company’s CEO, which restricted stock units will vest 1/4th one year from the date of grant with the remaining restricted stock units vesting in equal quarterly increments over the following three-year period. These restricted stock unit awards will vest only to the extent applicable and will be subject to such other terms as set forth in the F5 Networks, Inc. 2014 Incentive Plan and applicable award agreements. Mr. Locoh-Donou will also receive a sign-on bonus of $800,000 and the Company will provide him a relocation payment of $400,000. Further, Mr. Locoh-Donou will enter into the Company’s standard forms of change of control and indemnification agreements for officers and directors, as applicable, and will receive health and other benefits consistent with other executive officers. He will not receive compensation for service as a Company director.
Mr. Locoh-Donou’s employment will be at-will and if the Company terminates Mr. Locoh-Donou’s employment for “cause” or he terminates his employment for “good reason”, the Company will provide to Mr. Locoh-Donou: (1) an amount equal to his first year base salary and his executive cash incentive compensation calculated at target and (2) at the Company’s discretion, either (a) vesting of Mr. Locoh-Donou’s equity scheduled to vest in the six months following the termination date or (b) the payment of cash equal to the value of such equity as of the termination date. Such payments are all contingent on Mr. Locoh-Donou’s compliance with certain non-competition restrictions for a period of 12 months following termination of employment (described in the Offer Letter defined below) and his execution and the effectiveness of an appropriate general release of claims. The term “cause” shall have the meaning as defined in the change of control agreement referenced above and “good reason” shall have the meaning as defined in the Offer Letter. In no case shall Mr. Locoh-Donou be entitled to termination payments under both the Offer Letter and the change of control agreement.

The foregoing description of Mr. Locoh-Donou’s compensatory arrangement with the Company does not purport to be complete and is qualified in its entirety by reference to the full text of the offer letter agreement (the “Offer Letter”), which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.
The Company’s press release announcing Mr. Locoh-Donou’s appointment as CEO and Mr. McAdam’s retirement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits:

10.1	Offer Letter from F5 Networks, Inc. to Mr. Locoh-Donou.
99.1	Press Release of F5 Networks, Inc. dated January 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F5 NETWORKS, INC. (Registrant)
Date: January 30, 2017	By:	/s/ Scot Rogers
Scot Rogers
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter from F5 Networks, Inc. to Mr. Locoh-Donou.
99.1	Press Release of F5 Networks, Inc. dated January 30, 2017.